FORM 8-K





                       SECURITIES AND EXCHANGE COMMISSION




                              Washington, DC 20549

                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934




                        Date of Report: November 7, 1997



                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)



                         PENNSYLVANIA 1-1401 23-0970240
                       (State or other (SEC (IRS Employer
                   jurisdiction of file number) Identification
                             incorporation) Number)




              230l Market Street, Philadelphia, Pennsylvania 19101
               (Address of principal executive offices) (Zip Code)



               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5. Other Events

On November 7, 1997, PECO Energy Company (Company) filed with the Pennsylvania Public Utility Commission (PUC) testimony in the Company's restructuring proceeding. The testimony is the latest filing by the Company in the proceeding, which began April 1, 1997, pursuant to the Pennsylvania Electricity Generation Customer Choice and Competition Act (Competition Act).

The testimony supports the Company's position that the PUC should reject the proposal filed by Enron Energy Services Power, Inc. (Enron) on October 7, 1997. The filing outlines deficiencies, inaccuracies and technical flaws in the Enron proposal and explains why it is unachievable and cannot deliver its stated savings to customers.


BACKGROUND
On August 27, 1997, the Company and a group of intervenors filed a Joint Petition for Partial Settlement (Pennsylvania Plan). The Pennsylvania Plan, which must be approved by the PUC, includes the following parties: the Company; Senator Vincent J. Fumo; Lance S. Haver; the Consumers Education and Protective Association et al. (CEPA); the Office of Trial Staff (OTS); the Office of Consumer Advocate (OCA); the Office of Small Business Advocate (OSBA); the Philadelphia Area Industrial Energy Users Group (PAIEUG); the American Association of Retired Persons (AARP) and the Department of the Navy. On October 9, 1997, the PUC issued an order consolidating consideration of the Enron proposal in its review of the Pennsylvania Plan.


THE PENNSYLVANIA PLAN
The Pennsylvania Plan proposes: a guaranteed 10-percent rate cut on September 1, 1998; an accelerated two-year phase-in of customer choice, with 100 percent of the Company's customers eligible to choose a power supplier by January 2, 2000; an initial energy/capacity credit of 2.8 cents/kWh; the opportunity for the Company to recover over a transition period $5.46 billion of its stranded costs through a non-bypassable competitive transition charge (CTC) and/or intangible transition charge (ITC); the authorization for the Company to issue up to $4 billion of transition bonds; and a write, by the Company, of at least $2 billion of unrecovered stranded costs.

THE ENRON PROPOSAL
The Enron proposal purports to provide customers a 20-percent rate cut beginning September 1, 1998, effected through a realigned CTC/ITC rate structure. Energy and capacity would be initially priced at 3.48 cents/kWh. The proposal is totally dependent on the Company securitizing $5.46 billion of its stranded costs through the issuance of transition bonds with a stated coupon rate of 9.66 percent. Enron would re-securitize the bonds by selling Class A pass-through securities at market rates and retaining the residual Class B pass-through securities. Enron would become the default supplier in the Company's service territory, although the Company would serve the default customers' load under a Power Purchase Agreement.

KEY FINANCIAL CONSIDERATIONS
The following is a summary of certain aspects of the Company's testimony:

              SECURITIZATION UNDER THE ENRON PROPOSAL IS NOT ACHIEVABLE.
              - The revenue stream included in the Enron proposal is not sufficient to service the bonds in the early years. The shortfall stems in part from Enron's failure to reflect gross receipts tax in the ITC rates.

              - It is highly  unlikely that the Enron proposal would receive the necessary tax rulings from the Internal Revenue Service.

              - The Enron proposal violates provisions of the Company's mortgage related to the release of property.

              IF IMPLEMENTED, THE ENRON PROPOSAL WOULD DESTROY THE COMPANY'S FINANCIAL INTEGRITY.
              - The Company expects that it would not maintain an investment-
                grade rating of its mortgage bonds.

              - The Company would experience a negative net cash flow (cash from operations less scheduled maturities, capital expenditures and common dividends) of $709 million in 1999 and a cumulative negative net cash flow of $2.9 billion through 2005.

              - Earnings  per share would show a loss of $0.22 per share in 1999 and would not exceed $0.97 per share during the period 2000 to 2005 (see note below).

              OTHER ISSUES
              - The Enron proposal violates the Competition Act.

              - The proposal is dependent on a Power Purchase Agreement that is one-sided, undervalued and transfers all risk to the Company without due compensation from Enron. The Company would never sign such an agreement.

              - Enron's  analysis  of market  prices for energy and  capacity is seriously flawed and provides no evidentiary basis for the generation credits.

              - Enron's proposed  requirement that the Company not be allowed to market power using its corporate name is anti-competitive.

              - Many other provisions, including the proposed services agreement and tariff revisions, are not in the best interests of the Company and its customers.

A PUC decision is scheduled for December 11, 1997.

(Note) - The Company cannot currently predict what decision the PUC will ultimately reach in the Company's restructuring proceeding or what impact that decision will ultimately have on the Company's future financial condition, results of operation or common stock dividend. The estimates are not intended to be and should not be used as a forecast or projection of the Company's future financial condition or results of operation.
                                     * * * *

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                         PECO ENERGY COMPANY


                                                         \s\ J. B. Mitchell
                                                      Vice President - Finance
                                                            and Treasurer


November 10, 1997